GE ANNOUNCES THIRD QUARTER 2022 RESULTS
Strong GE Aerospace performance; planned spin-offs on track

•Total orders $20.0B, (9)%; organic orders (7)%
•Total revenues (GAAP) $19.1B, +3%; adjusted revenues* $18.4B, +7% organically*
•Profit margin (GAAP) of (0.3)%, (340) bps; adjusted profit margin* 5.8%, (190) bps organically*
•Continuing EPS (GAAP) of $(0.14), $(0.67); adjusted EPS* $0.35, $(0.18)
•Cash from Operating Activities (GAAP) $1.3B, $(0.1)B; free cash flow* $1.2B, $(0.2)B
•Excluding Renewable Energy higher warranty and related reserves of $0.5B, adjusted profit margin* 8.5%, +80 bps organically*; adjusted EPS* $0.75, +$0.22

BOSTON — October 25, 2022 — GE (NYSE:GE) announced results today for the third quarter ending September 30, 2022.
GE Chairman and CEO and GE Aerospace CEO H. Lawrence Culp, Jr. said, "Our team is delivering, with strong Aerospace performance in the third quarter, fueled by the improving commercial backdrop and our progress managing operations and the supply chain environment. We are building broad-based momentum with solid revenue and free cash flow results, as well as services growth in all businesses."
Culp continued, "Within GE Vernova, Power remains on track to grow this year and we are taking significant actions to reset Renewable Energy. External catalysts, like recent U.S. legislation and the energy crisis in Europe, are increasing investment in new decarbonization technologies, helping position GE Vernova for longer-term growth."
Culp concluded, "Our planned spin-offs remain on track with GE HealthCare ready to go in the first week of January. With leading positions in growing, critical sectors, we are excited about our plans to launch three independent, investment-grade companies set up to create long-term shareholder value."

GE continued to strengthen GE Aerospace, GE Vernova1, and GE HealthCare:
GE Aerospace: Strong performance accelerating
•Delivered strong orders, revenue, and operating profit growth in the third quarter driven by continued commercial momentum and improving execution from the team. Engine unit deliveries were up double-digits since last quarter, with LEAP units up over 50%.
•Advanced its mission to shape the future of flight with the completion of the latest round of testing on its second XA100 adaptive cycle engine in partnership with the U.S. Air Force and signed an agreement where Delta joined CFM's maintenance, repair, and overhaul network for LEAP-1B engines.
GE Vernova1: Positioning for long-term profitable growth
•Poised to benefit from long-term energy demand, driven by the U.S. Inflation Reduction Act, Infrastructure Investment and Jobs Act, and the increased focus on energy security in Europe.
•Continued to lead the energy transition with key business wins, including providing H-Class equipment to Kindle Energy for its expected 725MW natural gas-fired Magnolia Power Plant; supplying Green Power Investment’s Fukaura Wind Farm in Japan; and equipping Los Angeles with Flexible AC Transmission Systems to increase power transfer capacity and decrease the need for new lines.
GE HealthCare: First spin ready to go
•Achieved critical milestones for its planned spin in the first week of January 2023, naming a Board of Directors, publicly filing its Form 10 registration statement, and setting an Investor Day for December 8.
•Continued to deliver precision health innovation with the release of its most advanced fixed X-ray system, the DefiniumTM 656 HD and further progressed in home care with the expansion of its AliveCor relationship and announcement of a collaboration with AMC Health to enable remote patient monitoring.
* Non-GAAP Financial Measure
1 GE's portfolio of energy businesses

Total Company Results
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 5-12 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended September 30			Nine months ended September 30
Dollars in millions; per-share amounts in dollars, diluted	2022	2021	Year on Year	2022	2021	Year on Year
GAAP Metrics
Cash from Operating Activities (CFOA)	$1,320	$1,464	(10)%	$1,293	$(1,527)	F
Continuing EPS	(0.14)	0.54	U	(1.46)	(0.01)	U
Net EPS	(0.21)	1.08	U	(1.99)	(2.61)	24%
Total Revenues	19,084	18,569	3%	54,769	53,893	2%
Profit Margin	(0.3)%	3.1%	(340) bps	(1.5)%	(0.4)%	(110) bps
Non-GAAP Metrics
Free Cash Flow (FCF)-a)	$1,189	$1,343	(11)%	$471	$(1,819)	F
Adjusted EPS-b)	0.35	0.53	(34)%	1.38	0.89	55%
Organic Revenues	19,015	17,762	7%	53,728	51,465	4%
Adjusted Profit-c)	1,064	1,316	(19)%	3,673	3,033	21%
Adjusted Profit Margin-c)	5.8%	7.4%	(160) bps	7.0%	5.9%	110 bps
Adjusted Organic Profit Margin	5.5%	7.4%	(190) bps	6.9%	5.9%	100 bps
(a- Includes gross additions to PP&E and internal-use software. Excludes Insurance CFOA, CFOA impact from factoring programs discontinued in 2021, CFOA impact from receivables factoring and supply chain finance eliminations, and other items
(b- Excludes Insurance, non-operating benefit costs, gains (losses), restructuring & other charges and other items
(c- Excludes Insurance, interest and other financial charges, non-operating benefit costs, gains (losses), restructuring & other charges and other items, with EFS on a net earnings basis

Since the second quarter, GE:
•Repurchased approximately 4.5 million shares for $0.3 billion during the third quarter following the GE Board authorization of common share repurchases up to $3.0 billion.
•Incurred separation costs of $0.2 billion, primarily related to business separation and employee costs, costs to establish standalone functions and information technology systems, professional fees, and other costs to transition to three standalone companies.
•Plans to take restructuring actions that reflect a reduced need for Corporate-led activity and footprint as GE HealthCare becomes independent. The program is expected to deliver $0.45 billion in annualized savings with approximately $0.7 billion in restructuring expense, the majority of which is anticipated in the fourth quarter. Additionally, GE plans to initiate a restructuring program across its GE Vernova1 businesses, primarily at Renewable Energy, expected to deliver $0.5 billion in annualized savings with approximately $0.6 billion in restructuring expense.
•Completed its annual premium deficiency test for its run-off insurance portfolio, resulting in positive margin with no impact to earnings. GE also terminated several reinsurance contracts, reducing its counterparty risk. The agreement settles receivables in exchange for $2.5 billion of assets, resulting in a $0.3 billion after-tax charge expected to be recouped over time as securities mature at par value.
•Recorded charges in discontinued operations of approximately $0.1 billion related to its run-off Polish mortgage portfolio (Bank BPH). This brings GE's total litigation reserves related to this matter to approximately $1.1 billion. The portfolio has a gross balance of $2.0 billion2.
Current Full Year 2022 Outlook
GE is maintaining its prior outlook for organic revenue*, trending toward the low end of the high-single-digit growth range. The company now expects 125 to 150 basis points of adjusted organic profit margin* expansion and an adjusted earnings per share* range of $2.40 to $2.80, primarily driven by the third quarter Renewable Energy warranty and related reserves. GE also expects free cash flow* of approximately $4.5 billion.

* Non-GAAP Financial Measure
1 GE's portfolio of energy businesses
2 Prior to lower of cost or market (LOCOM) adjustment

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

GE Aerospace

	Three months ended September 30			Nine months ended September 30
(in millions)	2022	2021	Year on Year	2022	2021	Year on Year
Orders	$7,300	$6,900	6%	$21,425	$17,884	20%
Revenues	6,705	5,398	24%	18,434	15,230	21%
Segment Profit/(Loss)	1,284	846	52%	3,341	1,664	F
Segment Profit/(Loss) Margin	19.1%	15.7%	340 bps	18.1%	10.9%	720 bps
Orders of $7.3 billion increased 6% reported and organically, driven by services growth offsetting a decline in equipment. Revenues of $6.7 billion were up 24% reported and 25% organically*, driven by substantial growth in Commercial Services from more than 30% internal shop visit growth, strong spare part sales, and favorable price. Internal shop visits grew 10% sequentially. Commercial Engines revenue also grew, with shipments up double-digits both year-over-year and sequentially. Military declined due to lower shipments and engine mix. Segment margin of 19.1% expanded by 340 basis points reported and 280 basis points organically*, driven by Commercial Services growth, and favorable price exceeding cost inflation. This more than offset the negative mix impact from higher engine shipments on newer programs and growth investments. Based on strong year-to-date performance and continued improvement in services, GE expects full year Aerospace margins to be high-teens with greater than 20% top line growth. Overall, strong market growth and business fundamentals reinforce GE's confidence in the significant long-term opportunity ahead for Aerospace.

GE HealthCare

	Three months ended September 30			Nine months ended September 30
(in millions)	2022	2021	Year on Year	2022	2021	Year on Year
Orders	$4,966	$4,973	—%	$14,582	$14,293	2%
Revenues	4,613	4,339	6%	13,494	13,100	3%
Segment Profit/(Loss)	712	704	1%	1,901	2,203	(14)%
Segment Profit/(Loss) Margin	15.4%	16.2%	(80) bps	14.1%	16.8%	(270) bps
Orders of $5.0 billion were flat reported and increased 4% organically led by services orders up 11% organically year-over-year. Revenues of $4.6 billion increased 6% reported and 10% organically*, with services growing 10% organically* and equipment increasing 10% organically*. Growth was driven primarily by Imaging and Ultrasound. Segment margin of 15.4% contracted 80 basis points reported and 90 basis points organically* driven by ongoing supply and inflation impacts, but improved sequentially, driven by higher volume, positive pricing, and a continued focus on reducing costs. For FY 2022, GE HealthCare continues to expect mid-single digit revenue growth. Operating profit, which is impacted by inflation, foreign exchange, and investments, is expected to be at least $2.6 billion. Free cash flow* is expected in the range of $2.1 to $2.3 billion based on higher inventory build to meet demand in the fourth quarter and into 2023. The planned GE HealthCare spin-off is expected to unlock significant shareholder value, enabling increased investment in innovation, faster growth, and operating model optimization.

* Non-GAAP Financial Measure

Renewable Energy
Will be part of GE Vernova, GE's portfolio of energy businesses

	Three months ended September 30			Nine months ended September 30
(in millions)	2022	2021	Year on Year	2022	2021	Year on Year
Orders	$3,727	$6,588	(43)%	$9,628	$13,312	(28)%
Revenues	3,594	4,208	(15)%	9,564	11,505	(17)%
Segment Profit/(Loss)	(934)	(151)	U	(1,786)	(484)	U
Segment Profit/(Loss) Margin	(26.0)%	(3.6)%	(2,240) bps	(18.7)%	(4.2)%	(1,450) bps
Orders of $3.7 billion decreased 43% reported and 41% organically, due to a difficult prior year comparison in Offshore Wind. This decline was partially offset by growth in services and across Grid. Revenues of $3.6 billion decreased 15% reported and 10% organically* due to lower U.S. volume in Onshore Wind from the PTC lapse and heightened new business selectivity. Partially offsetting this decline was pricing improvement and services growth of 40% organically*. Segment margin of (26.0)% contracted 2,240 basis points reported and 2,190 basis points organically*, primarily driven by the higher $0.5 billion warranty and related reserves as well as lower U.S. volume in Onshore Wind and net inflation pressure across all businesses. For full year 2022, GE expects Renewable Energy losses of approximately $2 billion, largely due to higher than anticipated warranty pressure, inflation and lower demand. GE plans to initiate a restructuring program across its GE Vernova1 businesses, primarily at Renewable Energy, that is expected to deliver $0.5 billion in annualized savings. Taken together these actions are expected to improve quality and reduce costs. Renewable Energy also stands to benefit from external catalysts that are reshaping end market demand.

Power
Will be part of GE Vernova, GE's portfolio of energy businesses

	Three months ended September 30			Nine months ended September 30
(in millions)	2022	2021	Year on Year	2022	2021	Year on Year
Orders	$4,182	$3,667	14%	$12,384	$12,106	2%
Revenues	3,529	4,026	(12)%	11,233	12,242	(8)%
Segment Profit/(Loss)	141	204	(31)%	524	416	26%
Segment Profit/(Loss) Margin	4.0%	5.1%	(110) bps	4.7%	3.4%	130 bps
Orders of $4.2 billion increased 14% reported and 20% organically, driven by higher HA and aeroderivative units at Gas Power and services growth across all businesses. Revenues of $3.5 billion decreased 12% reported and 5% organically* driven by fewer HA and aeroderivative unit shipments at Gas Power and the continued exit of GE's new build coal business at Steam. Total services increased 6% on an organic* basis due to price and transactional services growth offsetting the lower expected contractual service outage volume in Gas Power. Segment margin of 4.0% contracted 110 basis points reported and 100 basis points organically* mainly due to lower contractual services outages and unfavorable equipment mix at Gas Power, more than offsetting price escalation. At Steam, margins continued to improve driven by selectivity and associated cost out. Looking to the fourth quarter, GE continues to expect significant sequential and year-over-year growth in equipment and services. This sets Power up to deliver its 2022 outlook of low single-digit revenue growth and margin expansion. Overall, the business remains on track for growth in earnings and cash generation in 2022 and 2023.

* Non-GAAP Financial Measure
1 GE's portfolio of energy businesses

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically organic revenues by segment; organic revenues; HealthCare equipment and services organic revenues; Renewable Energy services organic revenues and Power services organic revenues, (2) profit, specifically organic profit and profit margin by segment; Adjusted profit and profit margin and adjusted profit and profit margin excluding Renewable Energy reserves; Adjusted organic profit and profit margin and adjusted organic profit and profit margin excluding Renewable Energy reserves; Adjusted earnings (loss) and adjusted earnings (loss) excluding Renewable Energy reserves; and Adjusted earnings (loss) per share (EPS) and Adjusted EPS excluding Renewable Energy reserves, (3) cash flows, specifically free cash flows (FCF) and FCF excluding discontinued factoring, and (4) outlook, specifically 2022 Adjusted organic profit and profit margin; 2022 Adjusted EPS; and 2022 FCF and GE HealthCare FCF.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

* Non-GAAP Financial Measure

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended September 30	2022	2021	V%	2022	2021	V%	2022	2021	V bps
Aerospace (GAAP)	$6,705	$5,398	24%	$1,284	$846	52%	19.1%	15.7%	340bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(22)	—		39	(2)
Aerospace organic (Non-GAAP)	$6,726	$5,398	25%	$1,245	$848	47%	18.5%	15.7%	280bps

HealthCare (GAAP)	$4,613	$4,339	6%	$712	$704	1%	15.4%	16.2%	(80)bps
Less: acquisitions	61	—		2	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(232)	—		(20)	2
HealthCare organic (Non-GAAP)	$4,784	$4,339	10%	$731	$702	4%	15.3%	16.2%	(90)bps

Renewable Energy (GAAP)	$3,594	$4,208	(15)%	$(934)	$(151)	U	(26.0)%	(3.6)%	(2,240)bps
Less: acquisitions	—	(21)		—	(5)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(231)	(3)		16	(23)
Renewable Energy organic (Non-GAAP)	$3,825	$4,231	(10)%	$(950)	$(123)	U	(24.8)%	(2.9)%	(2,190)bps

Power (GAAP)	$3,529	$4,026	(12)%	$141	$204	(31)%	4.0%	5.1%	(110)bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	158		—	—
Less: foreign currency effect	(145)	5		(6)	13
Power organic (Non-GAAP)	$3,675	$3,863	(5)%	$148	$192	(23)%	4.0%	5.0%	(100)bps

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenue			Segment profit (loss)			Profit margin
Nine months ended September 30	2022	2021	V%	2022	2021	V%	2022	2021	V bps
Aerospace (GAAP)	$18,434	$15,230	21%	$3,341	$1,664	F	18.1%	10.9%	720bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(50)	1		88	5
Aerospace organic (Non-GAAP)	$18,485	$15,229	21%	$3,253	$1,658	96%	17.6%	10.9%	670bps

HealthCare (GAAP)	$13,494	$13,100	3%	$1,901	$2,203	(14)%	14.1%	16.8%	(270)bps
Less: acquisitions	175	—		(56)	(5)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(484)	—		(90)	(17)
HealthCare organic (Non-GAAP)	$13,803	$13,100	5%	$2,047	$2,225	(8)%	14.8%	17.0%	(220)bps

Renewable Energy (GAAP)	$9,564	$11,505	(17)%	$(1,786)	$(484)	U	(18.7)%	(4.2)%	(1,450)bps
Less: acquisitions	—	(43)		—	(13)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(442)	—		73	(29)
Renewable Energy organic (Non-GAAP)	$10,006	$11,547	(13)%	$(1,860)	$(442)	U	(18.6)%	(3.8)%	(1,480)bps

Power (GAAP)	$11,233	$12,242	(8)%	$524	$416	26%	4.7%	3.4%	130bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	476		—	—
Less: foreign currency effect	(321)	(4)		(24)	(15)
Power organic (Non-GAAP)	$11,553	$11,770	(2)%	$548	$432	27%	4.7%	3.7%	100bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2022	2021	V%	2022	2021	V%
Total revenues (GAAP)	$19,084	$18,569	3%	$54,769	$53,893	2%
Less: Insurance revenues	646	756		2,179	2,295
Adjusted revenues (Non-GAAP)	$18,438	$17,813	4%	$52,591	$51,598	2%
Less: acquisitions	61	(21)		177	(42)
Less: business dispositions	—	70		—	179
Less: foreign currency effect	(638)	2		(1,314)	(3)
Organic revenues (Non-GAAP)	$19,015	$17,762	7%	$53,728	$51,465	4%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of revenues from our run-off Insurance business, acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

HEALTHCARE EQUIPMENT AND SERVICES ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2022	2021	V%	2022	2021	V%
HealthCare equipment revenues (GAAP)	$2,352	$2,187	8%	$6,945	$6,671	4%
Less: acquisitions	61	—		174	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(121)	—		(247)	—
HealthCare equipment organic revenues (Non-GAAP)	$2,413	$2,187	10%	$7,019	$6,671	5%

HealthCare services revenues (GAAP)	$2,261	$2,151	5%	$6,549	$6,429	2%
Less: acquisitions	—	—		2	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(111)	—		(237)	—
HealthCare services organic revenues (Non-GAAP)	$2,371	$2,151	10%	$6,785	$6,429	6%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

RENEWABLE ENERGY SERVICES ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2022	2021	V%	2022	2021	V%
Renewable Energy services revenues (GAAP)	$707	$512	38%	$2,059	$1,661	24%
Less: acquisitions	—	(21)		—	(43)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(39)	—		(79)	—
Renewable Energy services organic revenues (Non-GAAP)	$746	$534	40%	$2,138	$1,704	25%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

POWER SERVICES ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2022	2021	V%	2022	2021	V%
Power services revenues (GAAP)	$2,575	$2,658	(3)%	$8,117	$8,561	(5)%
Less: acquisitions	—	—		—	—
Less: business dispositions	—	158		—	476
Less: foreign currency effect	(70)	2		(149)	(2)
Power services organic revenues (Non-GAAP)	$2,645	$2,497	6%	$8,266	$8,088	2%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED PROFIT AND PROFIT MARGIN AND ADJUSTED PROFIT AND PROFIT MARGIN
EXCLUDING RENEWABLE ENERGY RESERVES	Three months ended September 30			Nine months ended September 30
(NON-GAAP) (Dollars in millions)	2022	2021	V%	2022	2021	V%
Total revenues (GAAP)	$19,084	$18,569	3%	$54,769	$53,893	2%
Less: Insurance revenues	646	756		2,179	2,295
Adjusted revenues (Non-GAAP)	$18,438	$17,813	4%	$52,591	$51,598	2%

Total costs and expenses (GAAP)	$19,334	$18,337	5%	$54,653	$55,866	(2)%
Less: Insurance cost and expenses	956	701		2,092	1,869
Less: interest and other financial charges	377	446		1,146	1,403
Less: non-operating benefit cost (income)	(125)	427		(396)	1,374
Less: restructuring & other	183	64		256	402
Less: debt extinguishment costs	—	—		—	1,416
Less: separation costs	227	—		553	—
Less: Steam asset sale impairment	—	—		825	—
Less: Russia and Ukraine charges	33	—		263	—
Add: noncontrolling interests	4	(73)		51	(72)
Add: EFS benefit from taxes	(52)	(33)		(160)	(111)
Adjusted costs (Non-GAAP)	$17,637	$16,592	6%	$49,805	$49,219	1%

Other income (loss) (GAAP)	$195	$351	(44)%	$(941)	$1,757	U
Less: gains (losses) on equity securities	(89)	412		(1,859)	1,256
Less: restructuring & other	—	—		3	7
Less: gains (losses) on purchases and sales of business interests	22	(156)		28	(159)
Adjusted other income (loss) (Non-GAAP)	$263	$95	F	$888	$653	36%

Profit (loss) (GAAP)	$(55)	$584	U	$(825)	$(216)	U
Profit (loss) margin (GAAP)	(0.3)%	3.1%	(340)bps	(1.5)%	(0.4)%	(110)bps

Adjusted profit (loss) (Non-GAAP)	$1,064	$1,316	(19)%	$3,673	$3,033	21%
Adjusted profit (loss) margin (Non-GAAP)	5.8%	7.4%	(160)bps	7.0%	5.9%	110bps

Adjusted profit (loss) (Non-GAAP)	$1,064	$1,316	(19)%
Less: Renewable Energy reserves	(505)	—
Adjusted profit (loss) excluding Renewable Energy reserves (Non-GAAP)	$1,569	$1,316	19%
Adjusted profit (loss) margin excluding Renewable Energy reserves (Non-GAAP)	8.5%	7.4%	110bps

We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities. For 3Q 2022, we are also presenting these measures excluding Renewable Energy higher warranty and related reserves in the period as a relevant comparison for investors.

* Non-GAAP Financial Measure

ADJUSTED ORGANIC PROFIT AND ADJUSTED ORGANIC PROFIT EXCLUDING
RENEWABLE ENERGY RESERVES (NON-GAAP)	Three months ended September 30				Nine months ended September 30
(Dollars in millions)	2022	2021	V%		2022	2021	V%
Adjusted profit (loss) (Non-GAAP)	$1,064	$1,316	(19)%		$3,673	$3,033	21%
Less: acquisitions	(5)	(5)			(74)	(17)
Less: business dispositions	—	5			—	13
Less: foreign currency effect	21	2			35	(21)
Adjusted organic profit (loss) (Non-GAAP)	$1,048	$1,314	(20)%		$3,712	$3,058	21%

Adjusted profit (loss) margin (Non-GAAP)	5.8%	7.4%	(160)	bps	7.0%	5.9%	110bps
Adjusted organic profit (loss) margin (Non-GAAP)	5.5%	7.4%	(190)	bps	6.9%	5.9%	100bps

Adjusted organic profit (loss) (Non-GAAP)	$1,048	$1,314	(20)%
Less: Renewable Energy reserves	(505)	—
Adjusted organic profit (loss) excluding Renewable Energy reserves (Non-GAAP)	$1,553	$1,314	18%
Adjusted organic profit (loss) margin excluding Renewable Energy reserves (Non-GAAP)	8.2%	7.4%	80bps

We believe Adjusted organic profit* provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends. For 3Q 2022, we are also presenting these measures excluding Renewable Energy higher warranty and related reserves in the period as a relevant comparison for investors.

* Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) AND ADJUSTED EARNINGS (LOSS) EXCLUDING
RENEWABLE ENERGY RESERVES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2022	2021	V%	2022	2021	V%
Earnings (loss) from continuing operations (GAAP)	$(150)	$593	U	$(1,606)	$(11)	U
Insurance earnings (loss) (pre-tax)	(310)	56		92	430
Tax effect on Insurance earnings (loss)	63	(14)		(24)	(95)
Less: Insurance earnings (loss) (net of tax)	(247)	42		68	334
Earnings (loss) excluding Insurance (Non-GAAP)	$97	$551	(82)%	$(1,674)	$(345)	U
Non-operating benefit (cost) income (pre-tax) (GAAP)	125	(427)		396	(1,374)
Tax effect on non-operating benefit (cost) income	(26)	90		(83)	289
Less: Non-operating benefit (cost) income (net of tax)	99	(337)		313	(1,085)
Gains (losses) on purchases and sales of business interests (pre-tax)	22	(156)		28	(159)
Tax effect on gains (losses) on purchases and sales of business interests	39	30		68	31
Less: Gains (losses) on purchases and sales of business interests (net of tax)	61	(126)		95	(128)
Gains (losses) on equity securities (pre-tax)	(89)	412		(1,859)	1,256
Tax effect on gains (losses) on equity securities(a)(b)	(9)	78		(15)	155
Less: Gains (losses) on equity securities (net of tax)	(98)	490		(1,874)	1,411
Restructuring & other (pre-tax)	(183)	(64)		(253)	(395)
Tax effect on restructuring & other	38	7		54	36
Less: Restructuring & other (net of tax)	(144)	(57)		(199)	(359)
Debt extinguishment costs (pre-tax)	—	—		—	(1,416)
Tax effect on debt extinguishment costs	—	—		—	298
Less: Debt extinguishment costs (net of tax)	—	—		—	(1,119)
Separation costs (pre-tax)	(227)	—		(553)	—
Tax effect on separation costs	51	—		59	—
Less: Separation costs (net of tax)	(176)	—		(495)	—
Steam asset sale impairment (pre-tax)	—	—		(825)	—
Tax effect on Steam asset sale impairment	—	—		84	—
Less: Steam asset sale impairment (net of tax)	—	—		(741)	—
Russia and Ukraine charges (pre-tax)	(33)	—		(263)	—
Tax effect on Russia and Ukraine charges	—	—		15	—
Less: Russia and Ukraine charges (net of tax)	(33)	—		(248)	—
Less: Accretion of redeemable noncontrolling interest (pre-tax and net of tax)	—	(9)		—	(9)
Less: Accretion of preferred share repurchase (pre-tax and net of tax)	3	—		3	—
Less: U.S. and foreign tax law change enactment	—	—		(37)	8
Less: Tax loss related to GECAS transaction	—	—		—	(44)
Adjusted earnings (loss) (Non-GAAP)	$385	$591	(35)%	$1,509	$980	54%

Renewable Energy reserves (pre-tax)	(505)	—
Tax effect on Renewable Energy reserves	70	—
Less: Renewable Energy reserves (net of tax)	(435)	—
Adjusted earnings (loss) excluding Renewable Energy reserves (Non-GAAP)	$820	$591	39%

(a) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(b) Includes related tax valuation allowances.

* Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS) AND ADJUSTED EPS
EXCLUDING RENEWABLE ENERGY RESERVES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In dollars)	2022	2021	V%	2022	2021	V%
Earnings (loss) per share from continuing operations (GAAP)	$(0.14)	$0.54	U	$(1.46)	$(0.01)	U
Insurance earnings (loss) (pre-tax)	(0.28)	0.05		0.08	0.39
Tax effect on Insurance earnings (loss)	0.06	(0.01)		(0.02)	(0.09)
Less: Insurance earnings (loss) (net of tax)	(0.23)	0.04		0.06	0.30
Earnings (loss) per share excluding Insurance (Non-GAAP)	$0.09	$0.50	(82)%	$(1.53)	$(0.31)	U
Non-operating benefit (cost) income (pre-tax) (GAAP)	0.11	(0.39)		0.36	(1.25)
Tax effect on non-operating benefit (cost) income	(0.02)	0.08		(0.08)	0.26
Less: Non-operating benefit (cost) income (net of tax)	0.09	(0.31)		0.29	(0.99)
Gains (losses) on purchases and sales of business interests (pre-tax)	0.02	(0.14)		0.03	(0.14)
Tax effect on gains (losses) on purchases and sales of business interests	0.04	0.03		0.06	0.03
Less: Gains (losses) on purchases and sales of business interests (net of tax)	0.06	(0.11)		0.09	(0.12)
Gains (losses) on equity securities (pre-tax)	(0.08)	0.37		(1.69)	1.14
Tax effect on gains (losses) on equity securities(a)(b)	(0.01)	0.07		(0.01)	0.14
Less: Gains (losses) on equity securities (net of tax)	(0.09)	0.44		(1.71)	1.29
Restructuring & other (pre-tax)	(0.17)	(0.06)		(0.23)	(0.36)
Tax effect on restructuring & other	0.04	0.01		0.05	0.03
Less: Restructuring & other (net of tax)	(0.13)	(0.05)		(0.18)	(0.33)
Debt extinguishment costs (pre-tax)	—	—		—	(1.29)
Tax effect on debt extinguishment costs	—	—		—	0.27
Less: Debt extinguishment costs (net of tax)	—	—		—	(1.02)
Separation costs (pre-tax)	(0.21)	—		(0.50)	—
Tax effect on separation costs	0.05	—		0.05	—
Less: Separation costs (net of tax)	(0.16)	—		(0.45)	—
Steam asset sale impairment (pre-tax)	—	—		(0.75)	—
Tax effect on Steam asset sale impairment	—	—		0.08	—
Less: Steam asset sale impairment (net of tax)	—	—		(0.68)	—
Russia and Ukraine charges (pre-tax)	(0.03)	—		(0.24)	—
Tax effect on Russia and Ukraine charges	—	—		0.01	—
Less: Russia and Ukraine charges (net of tax)	(0.03)	—		(0.23)	—
Less: Accretion of redeemable noncontrolling interest (pre-tax and net of tax)	—	(0.01)		—	(0.01)
Less: Accretion of preferred share repurchase (pre-tax and net of tax)	—	—		—	—
Less: U.S. and foreign tax law change enactment	—	—		(0.03)	0.01
Less: Tax loss related to GECAS transaction	—	—		—	(0.04)
Adjusted earnings (loss) per share (Non-GAAP)	$0.35	$0.53	(34)%	$1.38	$0.89	55%

Renewable Energy reserves (pre-tax)	(0.46)	—
Tax effect on Renewable Energy reserves	0.06	—
Less: Renewable Energy reserves (net of tax)	(0.40)	—
Adjusted earnings (loss) per share excluding Renewable Energy reserves (Non-GAAP)	$0.75	$0.53	42%

(a) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(b) Includes related tax valuation allowances.

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in Adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained costs in Adjusted earnings* and Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2022. For 3Q 2022, we are also presenting these measures excluding Renewable Energy higher warranty and related reserves in the period as a relevant comparison for investors.

* Non-GAAP Financial Measure

FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2022	2021	V$	2022	2021	V$
CFOA (GAAP)	$1,320	$1,464	$(143)	$1,293	$(1,527)	$2,820
Less: Insurance CFOA	(7)	(4)		48	40
CFOA excluding Insurance (Non-GAAP)	$1,328	$1,467	$(140)	$1,245	$(1,568)	$2,813
Add: gross additions to property, plant and equipment	(297)	(296)		(957)	(895)
Add: gross additions to internal-use software	(30)	(29)		(78)	(78)
Less: separation costs cash expenditures	(96)	—		(118)	—
Less: taxes related to business sales	(93)	—		(143)	(6)
Less: CFOA impact from factoring programs discontinued in 2021	—	(362)		—	(3,067)
Less: CFOA impact from receivables factoring and supply chain finance eliminations	—	161		—	2,352
Free cash flows (Non-GAAP)	$1,189	$1,343	$(154)	$471	$(1,819)	$2,290
Less: prior period CFOA impact from factoring programs discontinued in 2021(a)	—	(28)		—	(739)
Free cash flows excluding discontinued factoring (Non-GAAP)	$1,189	$1,371	$(181)	$471	$(1,080)	$1,552

(a) Represents the CFOA impact from cash that GE would have otherwise collected had customer receivables not been previously sold in factoring programs that have now been discontinued.
We believe investors may find it useful to compare free cash flows* performance without the effects of CFOA related to our run-off Insurance business, separation costs cash expenditures and eliminations related to our receivables factoring and supply chain finance programs. We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flows. The CFOA impact from receivables factoring and supply chain finance eliminations represents activity related to those internal programs previously facilitated for our industrial segments by our Working Capital Solutions business. We completed the exit from all internal factoring and supply chain finance programs in 2021.

2022 OUTLOOK: 2022 ADJUSTED ORGANIC PROFIT AND PROFIT MARGIN (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted organic profit and profit margin* in 2022 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in AerCap and Baker Hughes, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2022 OUTLOOK: 2022 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2022 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in AerCap and Baker Hughes, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2022 OUTLOOK: 2022 FREE CASH FLOWS AND GE HEALTHCARE FREE CASH FLOWS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for free cash flows* and GE HealthCare free cash flows* in 2022 without unreasonable effort due to the uncertainty of timing of deal taxes related to business sales.

* Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the impacts of macroeconomic and market conditions and volatility on our business operations, financial results and financial position and on the global supply chain and world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; impacts related to the COVID-19 pandemic; planned and potential transactions, including our plan to pursue spin-offs of GE HealthCare and our portfolio of energy businesses that are planned to be combined as GE Vernova (Renewable Energy, Power, Digital and Energy Financial Services); our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; our funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular areas where risks or uncertainties could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•our success in executing and completing asset dispositions or other transactions, including our plan to pursue spin-offs of GE HealthCare and GE Vernova, and sales or other dispositions of our equity interests in Baker Hughes Company (Baker Hughes) and AerCap Holdings N.V. (AerCap) and our expected equity interest in GE HealthCare after its spin-off, the timing for such transactions, the ability to satisfy any applicable pre-conditions, and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility, including impacts related to the COVID-19 pandemic, risk of recession, inflation, supply chain constraints or disruptions, rising interest rates, the value of securities and other financial assets (including our equity interests in Baker Hughes and AerCap, and our expected equity interest in GE HealthCare after its spin-off), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our business operations, financial results and financial position;
•the continuing severity, magnitude and duration of the COVID-19 pandemic, including impacts of virus variants and resurgences, and of government, business and individual responses, such as continued or new government-imposed lockdowns and travel restrictions and aviation passenger confidence;
•our capital allocation plans, including de-leveraging actions to reduce GE's indebtedness, the capital structures of the three public companies that we plan to form from our businesses with the planned spin-offs, the timing and amount of dividends, share repurchases, acquisitions, organic investments, and other priorities;
•downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our funding profile, costs, liquidity and competitive position;
•the amount and timing of our cash flows and earnings, which may be impacted by macroeconomic, customer, supplier, competitive, contractual and other dynamics and conditions;
•capital and liquidity needs associated with our financial services operations, including in connection with our run-off insurance operations and mortgage portfolio in Poland (Bank BPH), the amount and timing of any required capital contributions and any strategic actions that we may pursue;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, decreases in the rates of investment or economic growth globally or in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•market developments or customer actions that may affect demand and the financial performance of major industries and customers we serve, such as pricing, cost, volume and the timing of customer investment and other factors in renewable energy markets; demand for air travel and other dynamics related to the COVID-19 pandemic; conditions in key geographic markets; and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including the success at our Renewable Energy business in improving product quality and fleet availability, executing on cost reduction initiatives and other aspects of operational performance, as well as the performance of Aerospace amidst the ongoing market recovery;

•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation and incentives related to climate change (including the impact of the Inflation Reduction Act and other policies), and the effects of tax law changes;
•our decisions about investments in research and development, and new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, Bank BPH and other investigative and legal proceedings;
•the impact of actual or potential quality issues or failures of our products or third-party products with which our products are integrated, and related costs and reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information
Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast
GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Whitney Mercer, 857.303.3079
whitney.mercer@ge.com